CODE OF ETHICS

BILLINGS CAPITAL MANAGEMENT LLC (“BCM”)

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers.  Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws, such as the Insider Trading and Securities Fraud Enforcement Act, the U.S. Securities and Exchange Act of 1934, the Right to Financial Privacy Act, and the privacy provisions contained in Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Act, and the U.S.A. Patriot Act.  In conformity with this rule, this Code is adopted by BCM.  In addition to Federal Securities Laws, this Code is intended to reflect the requirements of applicable laws of the State of Virginia, and additionally all States in which BCM does business.

1.	Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in us by our clients, including unregistered pooled investment vehicles (“Private Funds”) and their interest holders, and individual accounts (collectively “Clients”), is something we value and endeavor to protect.  To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We are fiduciaries and as such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients.  Our Clients’ interests are paramount and come before our personal interests.  Our Access Persons and Supervised Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Clients.  This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients.  We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of BCM must not:

•	employ any device, scheme or artifice to defraud a Client;

•
make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

•	engage in any manipulative practice with respect to a Client;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

BCM prohibits the misuse of material nonpublic information. Policies and procedures regarding insider trading are included in BCM’s Insider Trading Policy.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in BCM’s compliance manual.  However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals.

Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.
Access Persons include:  (1) any director, officer or general partner of a Private Fund and/or BCM; (2) any employee of BCM (or of any company in a control relationship to BCM) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Clients, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (3) any supervised person of BCM who (a) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or portfolio holdings of any Reportable Fund; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; (4) any natural person in a control relationship to BCM who obtains information concerning recommendations made to the Clients with regard to the purchase or sale of securities by the Clients; and (5) any other person who the CCO determines to be an Access Person.1  For purposes of this Code, BCM has determined that all employees are Access Persons.

B.
Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.
Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  However, any transactions or holdings reports required by Section 4.C. of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.  This includes

1	The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons and Supervised Persons. See Appendix B.

(1)	Any personal account of an Access Person

(2)	Any account of a spouse, minor child, or other family member residing with the employee over which the Access Person has investment discretion or can otherwise exercise control

(3)	Any joint or tenant-in-common account in which the Access Person is a participant

(4)	Any account for which the Access Person acts as custodian, executor, or trustee

(5)	Any other account over which the Access Person has investment discretion or otherwise can exercise control

D.	Chief Compliance Officer or CCO means BCM’s Chief Compliance Officer, or the CCO’s designee, as applicable.

E.
Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Company Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; (9) the Dodd Frank Act; and (10) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.
Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.
Limited Offering means an offering that is exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506.  For greater clarity, Limited Offerings of securities issued by any private collective investment vehicle or unregistered hedge fund advised by BCM are included within the term “Limited Offering”.

H.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

I.
Reportable Fund means: (1) any registered investment company advised by BCM; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with BCM.  Appendix __, as may be amended from time to time, contains a list of all Reportable Funds.

J.
Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds other than Reportable Funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.  For purposes of this Code, the term Reportable Security, which provides a narrower exemption than the term “Covered Security”,2 is used for compliance with Rule 204A-1, except as otherwise noted.

K.
Supervised Person of BCM means any partner, officer, director, or employee of BCM; and any other person who provides investment advice on behalf of BCM and is subject to the supervision and control of BCM.  Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3.	Substantive Restrictions

A.
Blackout Period.  No Access Person shall buy or sell a Covered Security on the same day as any trades in the security are made for Client accounts.  The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.  Below is an explanation of covered securities that may be placed on a Watch or Restricted List.

(1)
Watch List Policies and Procedures.  The Watch List is composed of companies whose securities are subject to trading activity prohibitions.  Once a security is placed on the watch list, BCM will impose limits on the activities of persons aware of the information, which may include being precluded from recommending the security to its customers or investing in the security for its own or the client’s account.  BCM may also consider the use of the Watch List, instead, for problematic situations not rising to the level of Restricted List.  The Watch List may be useful for monitoring and avoiding activities, especially personal trading, that involve the appearance of impropriety.

Securities concerning which employees have notified the CCO that they are in possession of inside information may naturally migrate from the Watch List, to the Restricted List if and when it is deemed, by the CCO that an out-and-out personal securities, or firm trading prohibition, is required.  The CCO will manage the dissemination of the watch List to firm employees and the time-frame transaction limitations concerning each of the securities on the Watch List apply.

2
Covered Security under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end registered investment companies.

Examples of Watch List securities may include:

•	IPOs in which FBR Capital Markets is underwriter or syndicate member
•	The funds themselves for which BCM is Manager (i.e., units of BCM Weston L.P.)
•	Particular securities holdings of the funds managed by BCM

There may be instances when an employee wishes to sell a security on the Watch List to liquidate a position he or she previously acquired.  Permission to sell will be granted only if the CCO determines that the employee is sufficiently at arm’s length distance removed from the issuer of the securities in question.  Any such sales will be allowed to take place only during an appropriate "window of opportunity" when BCM is not in possession of material confidential information.

(2)
Restricted List Policies and Procedures.  The Restricted List is a confidential list of issuers and/or securities, both corporate and sovereign, about which BCM has received or expects to receive inside information, possibly relating to a transaction such as a merger, acquisition, divestiture, restructuring, recapitalization, leveraged buyout, privatization or similar type of transaction.  For purposes of compiling the Restricted List, it is assumed that BCM "expects to receive" some inside information.  The contents of the restricted List are known by the CCO and the management committee.

The CCO maintains the Restricted List for use in monitoring compliance with BCM rules covering personal trading, proprietary trading and general marketing activities.  Securities will normally be placed on the Restricted list when the prospect for inappropriate use of inside information presents itself as a possibility with respect to the securities of any particular issuer.  It is imperative that the CCO be informed at the earliest possible time whenever a situation arises in which placement of an issuer or their securities on the restricted List should be considered.  In addition, any employee of BCM who receives material nonpublic information is required to inform the CCO immediately.   The issuers of securities on the Restricted List may or may not be clients of BCM or affiliated with them.  The presence of a security on the Restricted list will not, in itself, ordinarily prohibit sales, trading or other marketing activities.  Please refer to the Information Barrier Policy for more information

As AI may be in BCM’s portfolio from time to time in addition to the portfolio of several employee’s personal accounts and the fact that BCM’s Sr. Managing Partner, Eric F. Billings, is currently CEO and Chairman of AI, BCM’s funds and access persons are required to adhere to the trading windows of AI as set by their counsel.  Currently, the AI trading window closes 15 days prior to the end of the quarter and opens 48 hours after an earnings release.  Furthermore, AI will inform the CCO if there are special situations where the trading window closes.  BCM funds and employees are not allowed to trade in AI during these time periods.

B.
IPO and Limited Offering Restrictions.  Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval by the CCO or the CCO’s designee in the form attached as Exhibit A, as described in Section 4, below.  An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client.  Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C.
“Short Swing” Trading Limitations.  BCM, per SEC best practice recommendations, has set a prohibition or restriction on “short-swing” trading by imposing a 30 day hold period for securities positions acquired in the open market, for its employees.  Employees should bear in mind that securities holdings are subject to such holding restrictions when seeking to place trades and obtain preclearance.  BCM seeks to reflect its seriousness to curb market abuse and discourage market timing.

D.
Gift Policy.  Access Persons and Supervised Persons must not give gifts to, or accept gifts from, any entity doing business with or on behalf of BCM, the Reportable Funds or the Private Funds in contravention of our gift policy, as contained in our compliance procedures.

E.
Conflicts of Interest.  Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Barrier” procedures may be utilized to avoid potential conflicts of interest.  Access Persons and Supervised Persons are required to report any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients.

F.
Transactions in Mutual Funds.  When making purchases or sales of open-end funds, including Reportable Funds, Access Persons are reminded that “market timing” violates our policies and that “front-running” Client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, is punishable by fines and other penalties.  Additionally, purchases and sales of Reportable Funds are subject to the Reporting Requirements set forth in Section 4.C., below.

G.
Fair Treatment.  Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law.  Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

H.
Service as Outside Director, Trustee or Executor.  Access Persons may serve on the boards of directors of publicly traded companies, or in any similar capacity, provided that “Information Barrier” procedures may be instituted with respect to such Access Person’s service in order to avoid potential conflicts of interest.

I.
Forfeitures.  Any profits derived from securities transactions in violation of paragraphs A or B, above, shall be forfeited and may be paid to one or more Clients or Reportable Funds for the benefit of the Client(s) or, for the Reportable Fund, its shareholders, if such a payment is determined by the CCO (or, in the case of a Reportable Fund, the Reportable Fund’s Board of Trustees) to be appropriate under the circumstances, or to a charity determined by the CCO or Board of Trustees, as applicable. Gifts accepted in violation of paragraph C shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

J.
Reporting Violations.  Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee.  To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported.  Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

K.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

L.
Brokerage Accounts.  Access Persons must disclose all brokerage accounts to the CCO and provide duplicate account statements and confirms to the CCO.  Specifically, the CCO may deem it best to send a “407” letter (an old reference to “Rule 407 of the NYSE”) to brokers to release duplicate trade confirmations and statements to BCM Compliance, and to state that the employee is allowed to have an outside account for which the employee has control, at that firm.

M.
Social Networks. Given the advent of social networking sites, and various other electronic communication mechanisms, and in acknowledgement of regulators’ concerns regarding the abuse of such systems, BCM hereby delegates the authority of the CCO to monitor, as deemed necessary firm personnel use of social networks, especially those persons who may have the highest risk for transmitting material, nonpublic information.

4.	Pre-clearance and Reporting Procedures

A.
Pre-clearance of IPOs and Limited Offerings.  Each Access Person shall obtain prior written approval from the CCO in the form attached as Exhibit A for all personal securities transactions in IPOs and Limited Offerings.  Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with BCM.  Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four hours.

B.
Pre-clearance Exceptions.  Pre-clearance requirements do not apply to purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control or purchases or sales which are non-volitional on the part of the Access Person.  Access Persons should consult the CCO if there are any questions about whether either of the exemptions listed above applies to a given transaction.

C.	Required Reports.

(1)
Initial and Annual Holdings Reports.  Each Access Person must submit to the CCO a report in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a)
the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)
the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit.  (Note that even those accounts which hold only non-Reportable Securities, must be included); and

(c)	the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2)
Quarterly Reports.  Within 15 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities in the form attached as Exhibit C.3  Access Persons must submit a report each quarter, even if no reportable transaction occurred during that quarter.  If no reportable transactions occurred, the Access Person should indicate this fact in the form.  Access Persons should indicate on the form that, if true, no reportable transactions occurred.

Transactions reports must contain the following information:

(a)
the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D.	Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

3	For ease of administration, Access Persons are requested to submit quarterly reports within 15 days following the end of each calendar quarter.

E.
Duplicate Statements and Confirms.  Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (2) copies of periodic statements with respect to the account.

F.
Prohibition on Self Pre-clearance.  No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code.  When such actions are to be undertaken with respect to the CCO’s personal transactions, an appropriate officer of BCM will perform such actions as are required of the CCO by this Code.

5.	Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually.  Additionally, each Access Person will be provided a copy of any Code amendments.  After reading the Code or amendment, each Access Person shall make the certification contained in Exhibit D.  Annual certifications are due within ten (10) days after the end of each calendar year.  Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time.  To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons attending.

6.	Review of Required Code Reports

A.
Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.  This will include reviewing employees’ email to and from clients, investors and contacts (e.g, at investment banks) likely to come into possession of inside information, comparing the personal trading to any restricted and watch lists (as defined below) testing for trading patterns in employees’ and clients’ accounts, investigating any substantial disparities between the percentage of trades that are profitable when the access person trades for his or her own account and the percentage that are profitable when he places trades for clients, and conducting thorough investigations into any reported violations of the code.

B.	Such review will be completed within 30 days of receipt of the Report. The CCO or designee will initial and date the relevant Report to evidence the review.

C.
Any material violation or potential material violation of the Code must be promptly reported to the CCO.  The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “major” to BCM’s managing member (“Managing Member”), with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations.  Other violations shall be handled by the CCO in a manner he or she deems to be appropriate.  However, sanctions more severe than a warning or censure must be approved by the Managing Members.

D.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

E.
Sanctions for violations of the Code include verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal.  Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the Managing Member.

7.	Recordkeeping and Review

This Code, any written prior approval for an IPO or Limited Offering transaction given pursuant to Section 4.B. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with BCM’s records, as appropriate, for the periods and in the manner required by Rule 204A-1.  To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review.  Non-material amendments to this Code should be made no more frequently than annually and shall be distributed as described in Section 5.  Material amendments to the Code may be made at any time.

Effective Date: January 10, 2013

Appendix A

Relevant Compliance Procedures

Trading Policy
Proxy Voting Policy (TBD)
Anti-Money Laundering Policy
Supervisory Matters (incl. Gift Policy and Outside Activities Policy)
Insider Trading Policy
Privacy and Confidentiality
Information Barrier Procedures

Appendix B: Access Persons and Supervised Persons

Access Persons’ Name(s)	Titles*
Eric F. Billings	Sr. Managing Partner
Eric P. Billings	Managing Partner
Tom Billings	Managing Partner
Scott Billings	Managing Partner
Tom Faries	Sr. Vice President
Andreas Saviolakis	Director
Alicia Mack	Executive Assistant
David Dickman	Director-Marketing
Lisa Johnson	Assistant
As of 9/5/2013
Supervised Persons’ Name(s) (includes, in addition to all Access Persons listed above, the following):	Titles

*To the extent that any BCM policy or procedure requires the actions of an individual serving in a particular position to be reviewed by that particular position (or require reports to be delivered to that particular position), those reports should be received or those actions reviewed by another designated person.

EXHIBIT A

BILLINGS CAPITAL MANAGEMENT LLC

Personal Trading Request and Authorization Form

Access Person Name:   _______________________________

Person On Whose Behalf Trade is Being Done (if different): _____________________________

Broker: ___________________        Brokerage Account Number: ________________________

Reportable Security: ___________________________                                                        Ticker Symbol or CUSIP: ________
          Company Name, Type of Security

Number of Shares or Units:                                                                                      Price per Share or Unit:

Approximate Total Price:                                                                          Buy or Sell:

Trade Desk Use Only:

Is there an outstanding order for this security on the Trade Desk?   YES____  NO____

Is this security on the Watch or Restricted List?  YES____ NO_____

Signed: ___________________________                                                                           Date:_________

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the BCM Code of Ethics and applicable law.

_______________________________________                 ________________
Signature                                                                             Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time written below unless you are notified otherwise by the CCO.  A record of this transaction will be kept by the CCO in confidential files.4

                                                       a.m.
_______________________________________                  ________________                                _____________  p.m.
CCO                                                                                  Date                                Time

4
All pre-clearance forms must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later.  If approval is granted to acquire securities in an IPO or a Limited Offering, CCO must indicate reasons for such approval on reverse side of this form.

EXHIBIT B

BILLINGS CAPITAL MANAGEMENT LLC

Initial/Annual Securities Holdings Report

This form must be completed by each Access Person

within 10 days of becoming an Access Person and

on ________ of each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

Security (including ticker/CUSIP as applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Through Whom Account is Held

The chart above (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Dated: __________________________                                                                        Signature: ________________________

EXHIBIT C

BILLINGS CAPITAL MANAGEMENT LLC

Quarterly Transactions and Brokerage Account Report

For the Calendar Quarter Ended __________________

Please return this form within 15 days following the end of each calendar quarter.

IF NO TRANSACTIONS OCCURRED DURING THE PERIOD PLEASE WRITE NONE OR N/A IN THE BOX BELOW

During the quarter referred to above, the following transactions were effected in Reportable Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to BCM’S Code of Ethics:

Security (with ticker/CUSIP as applicable)	Date of Transaction	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Nature of Transaction (Buy, Sell, Other)	Price	Executing Bank or Broker/Dealer

This report (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

PLEASE CHECK ONE BOX AND COMPLETE IF NECESSARY

During the quarter referenced above, I did not establish any new accounts in which securities (including securities which are not considered Reportable Securities) were held during such quarter for my direct or indirect benefit; OR

During the quarter referenced above, I opened the following account(s) over which I have direct or indirect influence or control and in which securities (including securities which are not considered Reportable Securities) were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Established

Dated: __________________________                                                                        Signature: ________________________

*      Please list any additional transactions or accounts on reverse or attach additional pages as necessary.

EXHIBIT D

BILLINGS CAPITAL MANAGEMENT LLC

Certification of Receipt and Compliance

This form must be completed by each Access Person
within 10 days of becoming an Access Person;
within 10 days after the end of each calendar year thereafter;
and upon receipt of any amendment to the Code.

I hereby acknowledge receipt of BCM’s current Code of Ethics (the “Code”), including any applicable amendments.  I hereby certify that I:  (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions.  I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Name:             _________________________________
(Please print clearly or type)

Signature:       _________________________________

Date:               _________________________________